As filed with the Securities and Exchange Commission on May 1, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERGY TRANSFER PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	3738 Oak Lawn Avenue Dallas, Texas 75219	73-1493906
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices, including Zip Code)	(I.R.S. Employer Identification No.)

Energy Transfer Partners, L.P. Amended and Restated 2011 Long-Term Incentive Plan

(Full title of the plan)

Thomas E. Long

Chief Financial Officer

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

(713) 335-4000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

William N. Finnegan IV

Debbie P. Yee

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common units representing limited partner interests	1,080,498	$54.98	$59,405,780	$6,902.95

(1)	This registration statement (this “Registration Statement”) covers the issuance of an aggregate of 1,080,498 common units representing limited partner interests (“ETP Common Units”) of Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP,” the “Registrant,” “we and “our”). At the effective time of the Merger (as defined in the Explanatory Note below), 2,620,021 common units representing limited partner interests (“RGP Common Units”) of Regency Energy Partners LP, a Delaware limited partnership (“Regency”) were reserved and available for issuance under the Regency Energy Partners LP 2011 Long-Term Incentive Plan (the “2011 Plan”), including 1,819,664 RGP Common Units issuable upon the vesting of outstanding phantom units relating to RGP Common Units. In connection with the Merger, ETP assumed the 2011 Plan and renamed it as the “Energy Transfer Partners, L. P. Amended and Restated 2011 Long-Term Incentive Plan.” As adjusted for the 0.4124 exchange ratio in connection with the Merger (as described in the Explanatory Note below), 1,080,498 ETP Common Units are to be registered hereunder. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such additional Common Units that become issuable under the Energy Transfer Partners, L.P. 2011 Long-Term Incentive Plan by reason of any unit dividend, unit split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of ETP Common Units.
(2)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and Rule 457(h) on the basis of the average of the high and low prices per ETP Common Unit reported on the New York Stock Exchange on April 28, 2015.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $116.20 per $1,000,000 of the proposed maximum aggregate offering price. Pursuant to Rule 457(p) under the Securities Act, the total amount of the registration fee due is offset in its entirety by $6,971.92, representing the dollar amount of the filing fee previously paid by Regency that corresponds to 2,620,024 unsold RGP Common Units registered pursuant to Regency’s Registration Statement on Form S-8 (File No. 333-178573) filed under the Securities Act on December 16, 2011.

EXPLANATORY NOTE

On April 30, 2015, pursuant to an Agreement and Plan of Merger, dated as of January 25, 2015, as amended by Amendment No. 1 thereto (as so amended, the “Merger Agreement”), by and among ETP, Energy Transfer Partners GP, L.P., a Delaware limited partnership, Rendezvous I LLC, a Delaware limited liability company (“Merger Sub”), Rendezvous II LLC, a Delaware limited liability company, Regency, Regency GP LP, a Delaware limited partnership, ETE GP Acquirer LLC, a Delaware limited liability company, and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P., a Delaware limited partnership, Regency merged with Merger Sub, with Regency continuing as the surviving entity and as a wholly owned subsidiary of ETP (the “Merger”).

Pursuant to the Merger Agreement, among other things, each award of phantom units relating to RGP Common Units (“RGP Phantom Units”) outstanding as of immediately prior to the effective time of the Merger was converted into the right to receive an award of phantom units relating to ETP Common Units on the same terms and conditions as were applicable to the award of RGP Phantom Units, except that the number of ETP Common Units covered by such award is equal to the number of RGP Common Units subject to the corresponding award of RGP Phantom Units multiplied by 0.4124 (the “Exchange Ratio”), rounded up to the nearest whole unit. In addition, pursuant to the Merger Agreement, ETP assumed the obligations of Regency under the 2011 Plan, and, in connection therewith, amended and restated the 2011 Plan to reflect the new name of the plan as “Energy Transfer Partners, L. P. Amended and Restated 2011 Long-Term Incentive Plan.”

This Registration Statement is filed by ETP for the purpose of registering 1,080,498 ETP Common Units reserved and available for issuance under the Energy Transfer Partners, L.P. 2011 Long-Term Incentive Plan and awards to be granted under such plan following the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of Registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which ETP has filed with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014;

•	Our Current Reports on Form 8-K and 8-K/A filed on January 26, 2015 (three filings), January 30, 2015, February 2, 2015, February 5, 2015, February 17, 2015, February 19, 2015 (two filings), February 25, 2015, March 2, 2015, March 10, 2015, March 11, 2015, March 12, 2015, March 13, 2015, March 23, 2015, March 27, 2015, April 1, 2015, April 20, 2015, April 21, 2015, April 28, 2015 (two filings) and April 30, 2015; and

•	The description of our common units contained in our registration statement on Form 8-A filed on May 16, 1996, and any subsequent amendment or report filed for the purpose of updating such description.

All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the effective date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing of those documents. Any statement contained in this Registration Statement or in any document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

ETP is a limited partnership organized under the laws of the State of Delaware. The partnership agreement of ETP provides that ETP will indemnify (i) its general partner, any departing partner (as defined therein), any person who is or was an affiliate of its general partner or any departing partner, (ii) any person who is or was a director, officer, employee, agent or trustee of the partnership, (iii) any person who is or was an officer, director, employee, agent or trustee of its general partner or any departing partner or any affiliate of its general partner or any departing partner, or (iv) any person who is or was serving at the request of its general partner or any departing partner or any affiliate of its general partner or any departing partner as an officer, director, employee, partner, agent, fiduciary or trustee of another person (each, an “Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint and several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as any of the foregoing; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of the partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the partnership, and the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to ETP to enable it to effectuate, such indemnification. ETP is authorized to purchase (or to reimburse the general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with each of the partnership’s activities, regardless of whether ETP would have the power to indemnify such person against such liabilities under the provisions described above.

Insofar as indemnification for liabilities arising under the Securities Act or the Exchange Act may be permitted to directors, officers or persons controlling ETP pursuant to the foregoing provisions, ETP has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Exchange Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to the Registration Statement are listed in the Exhibit Index to the Registration Statement, which is incorporated herein by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 1st day of May, 2015.

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Thomas E. Long
Thomas E. Long
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Thomas E. Long and Thomas P. Mason, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated, which are with Energy Transfer Partners, L.L.C., the general partner of Energy Transfer Partners GP, L.P., the general partner of Energy Transfer Partners, L.P., on May 1, 2015.

Signature	Title

/s/ Kelcy L. Warren	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
Kelcy L. Warren

/s/ Thomas E. Long	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Thomas E. Long

/s/ Marshall S. McCrea III	President, Chief Operating Officer and Director
Marshall S. McCrea III

/s/ Ted Collins, Jr.	Director
Ted Collins, Jr.

/s/ Jamie Welch	Director
Jamie Welch

/s/ David K. Skidmore	Director
David K. Skidmore

/s/ James R. Perry	Director
James R. Perry

/s/ Michael K. Grimm	Director
Michael K. Grimm

EXHIBIT INDEX

Exhibit Number	Description

4.1*†	Energy Transfer Partners, L.P. Amended and Restated 2011 Long-Term Incentive Plan

5.1*	Opinion of Latham & Watkins LLP regarding the legality of the securities registered hereby.

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2*	Consent of Grant Thornton LLP (Energy Transfer Partners, L.P.).

23.3*	Consent of Ernst & Young LLP (Sunoco Logistics Partners L.P.).

23.4*	Consent of Ernst & Young LLP (Susser Holdings Corporation).

23.5*	Consent of Ernst & Young LLP (Sunoco LP).

23.6*	Consent of Grant Thornton LLP (Regency Energy Partners LP).

23.7*	Consent of PricewaterhouseCoopers LLP (Midcontinent Express Pipeline LLC).

24.1*	Power of Attorney (included on signature page).

*	Filed herewith.
†	Denotes a compensatory plan or arrangement.